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                                                                    EXHIBIT 12.1
                         SECURITY CAPITAL PACIFIC TRUST
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                   (UNAUDITED)




                                            NINE  MONTHS ENDED
                                               SEPTEMBER 30,                     TWELVE MONTHS ENDED DECEMBER 31,
                                               -------------                     --------------------------------
                                          1997           1996        1996       1995           1994         1993        1992
                                          ----           ----        ----       ----           ----         ----        ----
Earnings from operations.........   $   (3,516)(1)   $  72,099    $  94,089  $  81,696      $ 46,719     $ 23,191    $  9,037
Add:
     Interest expense............       45,702          22,401       35,288     19,584        19,442        3,923       3,214
                                    ----------       ---------    ---------  ---------      --------     --------    --------
Earnings as adjusted.............   $   42,186       $  94,500    $ 129,377  $ 101,280      $ 66,161     $ 27,114    $ 12,251
                                    ==========       =========    =========  =========      ========     ========    ========
Fixed charges:
     Interest expense............   $   45,702       $  22,401    $  35,288  $  19,584      $ 19,442     $  3,923    $  3,214
     Capitalized interest........       13,332          12,824       16,941     11,741         6,029        2,818         989
                                    ----------       ---------    ---------  ---------      --------     --------    --------
     Total fixed charges.........   $   59,034       $  35,225    $  52,229  $  31,325      $ 25,471     $  6,741    $  4,203
                                    ==========       =========    =========  =========      ========     ========    ========

Ratio of earnings to fixed charges         0.7(1)          2.7          2.5        3.2           2.6          4.0         2.9
                                    ==========       ==========   =========  =========      ========     ======    ==========


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(1)  Earnings  from  operations  for 1997  includes a  one-time  charge of $71.7
     million   associated  with  costs  incurred  in  acquiring  the  Management
     Companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the nine months ended September 30, 1997 would be 1.9.